Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2010 UNAUDITED THIRD QUARTER EARNINGS AND CONFERENCE CALL

HOUSTON, TEXAS NOVEMBER 9, 2010-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Truck Body, LLC, Morgan Olson LLC, Truck Accessories Group, LLC, and the Specialty Manufacturing Division released unaudited revenues and earnings for the three and nine months ended September 30, 2010.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Morgan	$44,327	$29,854	$158,673	$113,996
Morgan Olson	18,880	13,080	66,721	42,361
Truck Accessories	32,314	31,268	96,537	88,646
Specialty Manufacturing	39,809	35,153	109,882	127,130
Eliminations	(351)	(588)	(1,505)	(1,024)
Total	$134,979	$108,767	$430,308	$371,109
Operating Income (Loss)
Morgan	$1,030	$19	$8,039	$1,252
Morgan Olson	1,229	624	3,742	468
Truck Accessories	3,617	2,920	10,076	5,778
Specialty Manufacturing	2,367	(559)	1,732	5,266
JBPCO (Corporate)	(2,130)	(743)	(5,583)	(2,956)
Total	$6,113	$2,261	$18,006	$9,808
EBITDA Calculation:
Operating Income	$6,113	$2,261	$18,006	$9,808
Add: Depreciation and amortization	4,187	4,190	12,088	13,102
EBITDA(1)	$10,300	$6,451	$30,094	$22,910

Net cash used was approximately $3.0 million for the three months ended September 30, 2010 and as of that date we had approximately $51 million of cash and $49 million of available borrowing capacity under our revolving credit facility.

The third quarter bondholder’s call will be held on Thursday November 11, 2010 at 3:30 pm (Eastern Time).  The conference call can be accessed from the United States or Canada by dialing (800) 774-6070 or for international callers (630) 691-2753 and the conference ID number: 7512313#.  A replay of the call will be available for four weeks after the call and may be accessed by dialing (888) 843-7419 or for international callers (630) 652-3042, and using the access code 7512313#.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, plastics based packaging materials and provides precision machining services.

(1)          “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our outstanding 8¾% Senior Notes due 2014 (the “Indenture”).  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions.  No assurance can be given, however, that these events will occur.  These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 (www.sec.gov).

Contact:   Michael O’Connor, Chief Financial Officer of J.B. Poindexter & Co., Inc., 713-655-9800